Exhibit 19.1

Dorchester Minerals, L.P.
Insider Trading Policy

This Insider Trading Policy (this “Policy”) describes the standards of Dorchester Minerals, L.P. and its subsidiaries and affiliates under common control (collectively, the “Partnership”) on trading, and causing the trading of, the Partnership’s securities or securities of certain other publicly traded companies while in possession of confidential information. This Policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all managers, officers, consultants and employees and their respective immediate family members of the Partnership, and the second part imposes special additional trading restrictions and applies to all (i) managers of the Partnership, (ii) executive officers of the Partnership (together with the managers, “Partnership Insiders”), (iii) the employees listed on Appendix A (collectively, “Covered Persons”) and (iv) certain other employees that the Partnership may designate from time to time as “Covered Persons” because of their position, responsibilities or their actual or potential access to material information.

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Partnership to make decisions to purchase, sell, give away or otherwise trade the Partnership’s securities or the securities of certain other companies or to provide that information to others outside the Partnership. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Partnership, if the information involved is “material” and “nonpublic.” These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any manager, officer or employee who buys or sells securities on the basis of material nonpublic information that he or she obtained about the Partnership, its customers, suppliers, partners, competitors or other companies with which the Partnership has contractual relationships or may be negotiating transactions.

PART I

1.	Applicability

This Policy applies to all trading or other transactions in (i) the Partnership’s securities, including common units and any other securities that the Partnership may issue, such as options, warrants, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Partnership’s securities, whether or not issued by the Partnership and (ii) the securities of other companies (1) with which the Partnership does business, such as the Partnership’s vendors, customers and suppliers, or (2) that are involved in a potential transaction or business relationship with the Partnership, where the person trading used information obtained from his/her employment or relationship with the Partnership (including such other companies’ common units, common stock, options and other securities issued by those companies we well as derivative securities relating to any of those companies’ securities).

This Policy applies to all employees and officers of the Partnership and to all members of the Partnership’s board of managers and their respective family members. This Policy also applies to all consultants of the Partnership.

2.	General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information

(a)

No manager, officer or employee or any of their immediate family members or consultant may purchase or sell, or offer to purchase or sell, any Partnership security, whether or not issued by the Partnership, while in possession of material nonpublic information about the Partnership. (The terms “material” and “nonpublic” are defined in Part I, Section 3(a) and (b) below.)

(b)

No manager, officer or employee or any of their immediate family members or consultant who knows of any material nonpublic information about the Partnership may communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Partnership’s authorization.

(c)

No manager, officer or employee or any of their immediate family members or consultant may purchase or sell any security of any other Partnership (1) with which the Partnership does business, such as the Partnership’s vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with the Partnership, where the person trading while in possession of material nonpublic information obtained such information from his/her employment or relationship with the Partnership. No manager, officer or employee or any of their immediate family members or consultant who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Partnership’s authorization.

(d)

For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic, unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below).

(e)	Covered Persons must “pre-clear” all trading in securities of the Partnership in accordance with the procedures set forth in Part II, Section 3 below.

3.	Definitions

(a)

Material. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i)	significant changes in the Partnership’s prospects;

(ii)	significant write-downs in assets or increases in reserves;

(iii)	developments regarding significant litigation or government agency investigations;

(iv)	liquidity problems;

(v)	changes in earnings estimates or unusual gains or losses in major operations;

(vi)	major changes in the Partnership’s management or the board of managers;

(vii)	changes in distributions;

(viii)	major changes in accounting methods or policies;

(ix)	award or loss of a significant contract;

(x)	cybersecurity risks and incidents, including vulnerabilities and breaches;

(xi)

proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and

(xii)	offerings of Partnership securities.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a Partnership’s operations or unit price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

(b)

Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Partnership, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

(i)	information available to a select group of analysts or brokers or institutional investors;

(ii)	undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii)

information that has been entrusted to the Partnership on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

(c)

Compliance Officer. The Partnership has appointed the Chief Financial Officer as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

(i)	assisting with implementation and enforcement of this Policy;

(ii)	circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(iii)	pre-clearing all trading in securities of the Partnership by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below;

(iv)	providing approval of any Rule 10b5-1 plans under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below; and

(v)	providing a reporting system with an effective whistleblower protection mechanism.

4.	Exceptions

The trading restrictions of this Policy do not apply to the following:

(a)

(a) 401(k) Plan. Investing 401(k) plan contributions in a Partnership stock fund in accordance with the terms of the Partnership’s 401(k) plan. However, any changes in your investment election regarding the Partnership’s securities are subject to trading restrictions under this Policy.

(b)

Equity Incentive Program. Purchasing Partnership securities through periodic, automatic payroll contributions to any Partnership equity incentive program. However, electing to enroll in any Partnership equity incentive program, making any changes in your elections under such Partnership equity incentive program and selling any Partnership securities acquired under any Partnership equity incentive program are subject to trading restrictions under this Policy.

5.	Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a)

Legal Penalties. A person who violates insider trading laws by engaging in transactions in a Partnership’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Partnership and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $2,301,065 or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from the Partnership and/or its management and supervisory personnel as control persons.

(b)

Partnership-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Partnership, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

6.	Inquiries

If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer at (214) 217-6203.

PART II

1.	Blackout Periods

All Covered Persons are prohibited from trading in the Partnership’s securities during blackout periods as defined below.

(a)

Quarterly Blackout Periods. Trading in the Partnership’s securities is prohibited during the period beginning at the close of the market on two weeks before the end of each fiscal quarter and ending at the close of business on the second trading day following the date the Partnership’s financial results are publicly disclosed and Form 10-Q or Form 10-K is filed. During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Partnership’s financial results.

(b)

Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Partnership (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new commercial developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Partnership may impose special blackout periods during which Covered Persons are prohibited from trading in the Partnership’s securities. If the Partnership imposes a special blackout period, it will notify the Covered Persons affected.

(c)

Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (an “Approved 10b5-1 Plan”), that meet the following requirements:

(i)

it has been reviewed and approved by the Compliance Officer at least five days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Compliance Officer at least five days in advance of being entered into);

(ii)

it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person. For managers and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Partnership’s financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Covered Persons, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;

(iii)

it is entered into in good faith by the Covered Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person is not in possession of material nonpublic information about the Partnership; and, if the Covered Person is a manager or officer, the 10b5-1 plan must include representations by the Covered Person certifying to that effect;

(iv)

it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Partnership; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

(v)	it is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

No Approved 10b5-1 Plan may be adopted during a blackout period.

If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact the Compliance Officer at (214) 217-6203. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the Compliance Officer as described above.

2.	Trading Window

Covered Persons are permitted to trade in the Partnership’s securities when no blackout period is in effect. Generally, this means that Covered Persons can trade during the period beginning at the close of the market on the second trading day following the date the Partnership’s financial results are publicly disclosed and Form 10-Q or Form 10-K is filed and ending at the close of the market on two weeks before the end of next fiscal quarter. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Partnership’s securities until the information has been made publicly available or is no longer material. In addition, the Partnership may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

3.	Pre-Clearance of Securities Transactions

(a)

Because Partnership Insiders are likely to obtain material nonpublic information on a regular basis, the Partnership requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Partnership’s securities.

(b)

Subject to the exemption in subsection (d) below, no Partnership Insider may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Partnership security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

(c)

The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

(d)

Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan once the applicable cooling-off period has expired. No trades may be made under an Approved 10b5-1 Plan until expiration of the applicable cooling-off period. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Partnership Insider should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

4.	Prohibited Transactions

(a)

Partnership Insiders are prohibited from trading in the Partnership’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Partnership, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Partnership, due to a temporary suspension of trading by the Partnership or the plan fiduciary.

(b)

Covered Persons, including any person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Partnership’s securities unless advance approval is obtained from the Compliance Officer:

(i)	Short-term trading. Partnership Insiders who purchase Partnership securities may not sell any Partnership securities of the same class for at least six months after the purchase;

(ii)	Short sales. Covered Persons may not sell the Partnership’s securities short;

(iii)	Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Partnership’s securities;

(iv)	Trading on margin or pledging. Covered Persons may not hold Partnership securities in a margin account or pledge Partnership securities as collateral for a loan; and

(v)	Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Partnership securities.

5.	Acknowledgment and Certification

All Covered Persons are required to sign the attached acknowledgment and certification.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of Dorchester Minerals, L.P.’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

(Signature)

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